Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

December 13, 2022

PHX Minerals Inc.

1320 S. University Dr., Suite 720

University Centre II

Fort Worth, Texas 76107

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion of information taken from the reports listed below in the Annual Report, Form 10-K, of PHX Minerals Inc., formerly known as Panhandle Oil and Gas Inc.:

•
Report as of September 30, 2021 on Reserves and Revenue of Certain Properties with interests attributable to PHX Minerals Inc.
•
Report as of September 30, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Panhandle Oil and Gas Inc.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716